Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock of the Company and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of October 16, 2020.

COBRO VENTURES OPPORTUNITY FUND, L.P.

By: COBRO OPPORTUNITY FUND GP, LLC, its General Partner

By:	/s/ Marc Cohen
Marc Cohen, Manager

COBRO OPPORTUNITY FUND GP, LLC

By:	/s/ Marc Cohen
Marc Cohen, Manager

MARC COHEN

/s/ Marc Cohen

ALAIN COHEN

/s/ Alain Cohen

TODD KALOUDIS

/s/ Todd Kaloudis